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                                                                    EXHIBIT 8(a)


                         OPINION OF SIMMONS & SIMMONS

                       [Letterhead of Simmons & Simmons]


                                                                   July 29, 1999

Wal-Mart Stores, Inc.
702 S.W. 8th Street
Bentonville
Arkansas 72716

Ladies and Gentlemen:

We have acted as special United Kingdom tax counsel to Wal-Mart Stores, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration of 17,000,000 shares of its common stock, $0.10 par value per share (the "Shares"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement") as filed on July 29, 1999 with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement registers the Shares for offer and sale pursuant to the stock options (the "Options") granted under The ASDA Colleague Share Ownership Plan, The ASDA Group Long Term Incentive Plan, The ASDA Group PLC Sharesave Scheme, The ASDA 1984 Executive Share Option Scheme and The ASDA 1994 Executive Share Option Scheme (collectively, the "Plans").

As a part of our representation of the Company, we have reviewed the discussions under the captions "What are the tax consequences of the rollover of the ASDA options to you under the United Kingdom's tax laws?" and "What are the tax consequences of exercising your rollover options under the United Kingdom's tax laws?" that appear in each prospectus to be provided under the Registration Statement in connection with the offer and sale of the Shares pursuant to the Options (the "Tax Discussions"). We are of the opinion that the Tax Discussions fairly summarise the material income tax consequences under the laws of the United Kingdom to the holders of the Options of their rollover into, and exercise of, the Options.

This opinion is based on the laws of the United Kingdom as in effect on the date of this opinion. Those laws are subject to change, possibly retroactively. A change in law could materially affect the income tax consequences under the laws of the United Kingdom for the holders of the Options.

This opinion may be filed as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Simmons & Simmons

Simmons & Simmons